Exhibit 10.2

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of November 14, 2008, by and among James E. Mead (the “Executive”) and Strategic Hotels & Resorts, Inc. a Maryland corporation (“SHRI”) and Strategic Hotel Funding, L.L.C., a Delaware limited liability company (together with SHRI, the “Company”).

WITNESSETH THAT:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated as of November 29, 2004 and Amendment No. 1 thereto dated as of February 13, 2008 (the “Employment Agreement”); and

WHEREAS, the parties desire to make an amendment to the Employment Agreement;

NOW, THEREFORE, the Executive and the Company hereto agree that the Employment Agreement shall be amended as follows:

1. Certain Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Employment Agreement.

2. Amount Due Following Termination Without Cause (including, without limitation, Constructive Termination). The complete text of Section 6(b) of the Employment Agreement is hereby stricken in its entirety and replaced with the following new text:

(i) Basic Amount. If Executive is terminated by the Company without Cause (or his employment terminates following a Constructive Termination), he will receive all of the Accrued Obligations type items referred to in Section 6(a) above.

(ii) Severance Pay. If Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination), Executive shall be paid severance pay in an aggregate amount equal to one times the sum of Executive’s annualized annual Base Salary plus his Target Bonus for the calendar year in which he is terminated. Such amount shall be paid in a lump sum. However, if Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination) by reason of or within two years after a Change of Control of SHRI, such one times multiple shall be increased to two.

(iii) Pro-rata Bonus. If Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination), Executive shall be paid a pro-rata Target Bonus for the elapsed portion of the calendar year in which Executive’s termination of employment occurs through the date of Executive’s termination of employment, payable in a lump sum. In addition, if the bonuses for the preceding calendar year for executives of the Company have not been paid by the date of Executive’s termination of employment without Cause (including, without limitation, Constructive Termination), the Executive shall be paid a bonus for such preceding calendar year in an amount no less than the Executive’s Target Bonus for such preceding year.

(iv) Vesting of Stock Units and Equity Awards and Medical Coverage Continuation. If Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination) by reason of or within two years after a Change of Control of SHRI, any outstanding performance-earned, performance-vesting or time-vesting shares, stock units or options will immediately fully vest as of Executive’s termination of employment and any outstanding unearned performance shares, stock units or options shall be treated as earned at target and such deemed earned awards will immediately fully vest as of Executive’s termination of employment. Otherwise, if Executive is terminated without Cause (including, without limitation, a Constructive Termination):

(i) any outstanding performance-earned or time-vesting shares, stock units or options that would (other than because of a Change of Control) vest within the one-year period immediately following Executive’s termination of employment if Executive had remained employed with the Company will vest as of Executive’s termination of employment;

(ii) any outstanding unearned performance shares, stock units or options that could (other than because of a Change of Control) be earned and vested within the one-year period after Executive’s termination of employment if Executive had remained employed with the Company shall be treated as earned at target and will vest as of Executive’s termination of employment; and

(iii) any outstanding performance-vesting shares, stock units or options that could (other than because of a Change of Control) vest within the one-year period after the Executive’s termination of employment if Executive had remained employed with the Company will vest at their target vesting level as of Executive’s termination of employment.

In addition, the Company shall continue Executive’s medical coverage for twelve months after the termination date (24 months by reason of or after a Change of Control of SHRI), at the same cost and level as though Executive had continued as an employee. The continued medical coverage shall run concurrently with the time period for which the Executive and Executive’s family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and section 601 of the Employee Retirement Income Security Act of 1974, as amended, if applicable, or any similar state law continuation coverage requirements.

(v) Release and Payment. No severance or other payment under this Section 6 shall be payable to Executive under the terms of Section 6(b)(ii), (iii) and (iv) unless a release agreement in a form reasonably determined by the Company has been executed and delivered within 22 days of termination of employment and not revoked within the seven day revocation period set forth therein. After satisfaction of the requirements of this Section 6(v), payments under this Section 6 will be made on the 30th day after the Executive’s termination of employment, unless earlier payment is permitted by section 409A of the Code in which event payment will be made at such earlier time immediately after the revocation period.

3. Non-compete. The second sentence of Section 7(a) of the Employment Agreement is hereby stricken in its entirety and replaced with the following new text:

In addition, for a 12-month period after the termination of Executive’s employment voluntarily by Executive or with Cause by the Company, in each case prior to a Change of Control, Executive agrees that he will not engage in any Hotel Industry property acquisitions, dispositions, or financings by acting as an employee, investor, principal, broker, intermediary or advisory with respect to Hotel Industry acquisitions or soliciting or identifying specific acquisition opportunities.

4. Miscellaneous.

(a) Effect of Amendment. Unless expressly amended by this Amendment, all other provisions of the Employment Agreement shall remain in legal force and effect.

(b) Governing Law. This Amendment shall be governed by and be construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(c) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above stated.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Senior Vice President and General Counsel

STRATEGIC HOTEL FUNDING, L.L.C.

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Senior Vice President and General Counsel

JAMES E. MEAD

By:	/s/ James E. Mead
Name:	James E. Mead
Title:	Chief Financial Officer

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